Exhibit 99.1

July 10, 2014

Holder of Senior Secured Convertible Note of

Ener-Core, Inc.

Re:   Amendments

Dear Holder:

Reference is made to that certain Securities Purchase Agreement by and among Ener-Core, Inc., a Nevada corporation (the “Company”), and the Buyers signatory thereto, dated as of April 15, 2014 (the “SPA”) and the Notes (the "Notes") issued pursuant to the terms of the SPA on April 16, 2014. Any capitalized terms in this letter which are not otherwise defined shall have the same meaning given to them in the SPA and/or Notes issued by the Company pursuant thereto.

The Company is requesting that you agree to amend certain terms of the Notes and the SPA, noting that both the Notes and the SPA require the consent of the Required Holders (as defined in each of the SPA and Notes, as applicable) to amend or waive their respective terms.

(1)	Amendments to the Notes

The Company and you, subject to the Note Amendment Condition (as defined below), hereby agree to amend the Notes as follows (collectively, the "Note Amendment"):

(a)	The reference to "July 16, 2014" in the definition of "Installment Date" set forth in Section 30(ee) of the Notes shall be amended to instead refer to "August 15, 2014";

(b)	The reference to "October 16, 2015" in the definition of "Maturity Date" set forth in Section 1 of the Notes shall be amended to instead refer to "November 16, 2015";

(c)	The reference to "$0.50" in clause (xii) of the definition of "Equity Conditions" set forth in Section 30(p) of the Notes shall be amended to instead refer to " $0.35"; and

(d)	The reference to "85%" in the definition of "Market Price" set forth in Section 30(hh) shall be amended to instead refer to "82%".

(2)	Amendment to the SPA

The Company and you, subject to the satisfaction of the SPA Amendment Condition (as defined below), hereby agree to amend the SPA as follows (the "SPA Amendment"): The reference to "forty-five (45) calendar days" in the penultimate line of Section 4(n)(ii) shall be amended to instead refer to "one-hundred twenty (120) calendar days".

Notwithstanding anything to the contrary contained in this letter, (i) the Note Amendment shall become effective when, and only when, the Company and the Required Holders (as defined in the Notes) shall have executed and delivered either this letter (this "Amendment Letter") or amendment letters (the "Additional Amendment Letters") substantially identical to this Amendment Letter (the "Note Amendment Condition"); and (ii) the SPA Amendment shall become effective when, and only when, the Company and the Required Holders (as defined in the SPA) shall have executed and delivered either this Amendment Letter or Additional Amendment Letters (the "SPA Amendment Condition"). Except as explicitly modified by this Amendment Letter, the Transaction Documents shall remain in full force and effect in accordance with their terms.

On or before 8:30 a.m., New York City time, on July 14, 2014, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment Letter and all substantially similar amendment letters entered into by the other parties to the SPA and other holders of Notes in the form required by the Exchange Act and attaching a form of this Amendment Letter (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, the Company acknowledges and agrees that you shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Buyers or any of their affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide you with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without your express prior written consent.

This Amendment Letter will be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. This Amendment Letter may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any amendments or modifications to this Amendment Letter must be executed in writing by all parties hereto.

Please return the signed letter, via email, to Kelly Anderson, Chief Financial Officer of the Company, at Kelly.Anderson@ener-core.com, or via fax at (949) 616-3399. Thank you for your cooperation and immediate attention to this matter.

Very truly yours,

Alain J. Castro
Chief Executive Officer, Ener-Core, Inc.

ACKNOWLEDGED, AGREED, AND CONSENTED:

Holder:

(Entity Name, if applicable)

Signature:

Print Name:

Title:
(if applicable)

Date: